Exhibit 99.1

Delta Apparel, Inc. Announces Election of Two Independent Directors

GREENVILLE, S.C.--(BUSINESS WIRE)--November 15, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) announced today that Dr. G. Jay Gogue and Mr. Sam P. Cortez were elected to the Company’s board of directors on November 11, 2010.

Dr. G. Jay Gogue is President of Auburn University, a position he has held since 2007. From 2003 to 2007, he served as President of the University of Houston and Chancellor of the University of Houston System. Prior to serving at the University of Houston, he was President of New Mexico State University from 2000 to 2003 and Provost of Utah State University from 1995 to 2000. Dr. Gogue began his career in higher education administration in 1986 as Associate Director of the Office of University Research at Clemson University, where he also served as Vice President for research and Vice President/Vice Provost for agriculture and natural resources. Additionally, he has served on many boards of not-for-profit organizations.

Sam P. Cortez has been the principal of KCL Development LLC, a provider of corporate finance and advisory services, since 2003. Prior to 2003, he was employed in the investment banking industry. Mr. Cortez’s experience includes mergers and acquisitions, strategy development, financing transactions and spin-offs. Mr. Cortez serves as a director of Hancock Fabrics, Inc. and as chairperson of its Management Review and Compensation Committee and on its Audit Committee. He was formerly a director of World Waste Technologies, Inc., a development stage technology company, from 2005 to 2009. In addition, he has served on boards and committees of private and not-for-profit organizations.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “We are very pleased to welcome Jay and Sam to our Board of Directors. Jay brings tremendous leadership, having served in a number of top positions with several of the nation’s leading colleges and universities. Similarly, Sam possesses a wealth of financial experience that will be invaluable as we look to grow and expand our businesses. We look forward to benefitting from their insight and direction.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
ICR, Inc.
Investor Relations Contact:
Brendon Frey, 203-682-8200